Exhibit 5.1

July 29, 2013

Cvent, Inc.

8180 Greensboro Drive, 9th Floor

McLean, Virginia 22102

Re:    Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Cvent, Inc., a Delaware corporation (the “Company”) in connection with the registration of 6,440,000 shares of the Company’s Common Stock, par value $0.001 per share, including up to 840,000 shares issuable upon exercise of an over-allotment option granted to the underwriters by the Company (collectively, the “Shares”), pursuant to a Registration Statement on Form S-1 (Registration No. 333-189837), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We understand that the Shares are to be sold or delivered to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

In our capacity as counsel for the Company in connection with the registration of the Shares by the Company, we have examined the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any state or jurisdiction other than, the Delaware General Corporation Law, which includes the statutory provisions thereof, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing, and the federal laws of the United States of America.

Based upon the foregoing, we are of the opinion that (i) the Shares to be registered for sale by the Company have been duly authorized, and (ii) when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Shares to be sold by the Company will be validly issued, fully paid and nonassessable.

AUSTIN    BEIJING    BRUSSELS    GEORGETOWN, DE    HONG KONG    LOS ANGELES    NEW YORK

PALO ALTO    SAN DIEGO    SAN FRANCISCO    SEATTLE    SHANGHAI    WASHINGTON, DC

July 29, 2013

We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

Professional Corporation